Exhibit 99.1


SYSCO Corporation                                   NEWS RELEASE
1390 Enclave Parkway                                ------------
Houston, Texas 77077-2099
(281) 584-1390
                                    FOR MORE INFORMATION
                                    CONTACT:   Diane Day Sanders
                                               Vice President and Treasurer

     SYSCO's Board of Directors Approves 16-Million-Share Repurchase Program

     Houston, September 24, 2001 - SYSCO Corporation (NYSE: SYY), North America's largest foodservice marketing and distribution organization, announced today that the Board of Directors has approved the repurchase of 16 million shares of the company's stock. The Board last approved the repurchase of 16 million shares (on a post-split basis) in November 2000 and approximately 2.5 million shares are remaining on that authorization. The new authorization will result in a total of 18.5 million shares authorized for repurchase.

     Charles H. Cotros, chairman and chief executive officer, said, "SYSCO has experienced double-digit earnings per share increases for the past six fiscal years (before an accounting change), and our sales growth outperformed the industry growth during that same time period. In addition, our fiscal year end long-term debt to total capitalization ratio of 31% is the lowest since fiscal 1996. This decision by the board recognizes our strong balance sheet, our favorable cash flow position, and their confidence in management's ability to continue to achieve the market share gains and operating efficiencies that have favorably impacted our performance."

     SYSCO is the largest foodservice marketing and distribution organization in North America. Generating sales of $21.8 billion for the fiscal year 2001 that ended June 30, 2001, the company provides food and related products and services to about 370,000 customers, including restaurants, healthcare and educational institutions, lodging establishments and other foodservice operations. The SYSCO distribution network currently extends throughout the entire contiguous United States and portions of Alaska, Hawaii and Canada.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding
SYSCO's ability to achieve market share gains and favorable operating efficiencies. These statements are based on management's current expectations and estimates; actual results may differ materially due to certain risks and uncertainties. For example, the company's ability to achieve market share gains and favorable operating efficiencies may be affected by competitive price pressures, availability of supplies, work stoppages, successful integration of acquired companies, conditions in the economy, industry growth and internal factors, such as the ability to control expenses. Industry growth may be affected by changes in general economic conditions. For a discussion of these and other factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended July 1, 2000 as filed with the Securities and Exchange Commission.

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